SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

August 24, 2012

Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33228	20-0065053
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6510 Abrams Road, Suite 300, Dallas, TX 75231

(Address of Principal Executive Offices)

214-221-4610

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

On June 6, 2012, Zion Oil & Gas, Inc. (the "Company") implemented a temporary reduction in the exercise price of all of its publicly traded warrants trading on the NASDAQ Global Market under the symbols ZNWAL, ZNWAW and ZNWAZ under which these warrants could have been exercised, through August 15, 2012, at the reduced warrant exercise price of $1.75 per share. The final results of the reduced warrant exercise price program reflects that warrants for a total of 1,826,649 shares were exercised, resulting in cash proceeds to the Company of approximately $3.2 million. As a result of these warrant exercises, the Company will be issuing a total of 1,826,649 shares of its common stock which will trade on the NASDAQ Global Market under the symbol ZN.

Following the termination of the reduced warrant exercise price program, the original exercise price of $7 has been reinstituted for all remaining unexercised warrants with the symbol ZNWAW and the original exercise price of $4 for all remaining unexercised warrants with the symbol ZNWAZ. Warrants for approximately 8.4 million shares of common stock which previously traded under the warrant symbol ZNWAL expired on their scheduled termination date of August 15, 2012.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Zion Oil and Gas, Inc.

Date: August 24, 2012	By:	/s/ Richard J. Rinberg
Richard J. Rinberg
Chief Executive Officer